Exhibit 4.30
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
ST. PAUL TRAVELERS CAPITAL TRUST II
     THIS Certificate of Amendment to Certificate of Trust (the “Amendment”) of St. Paul Travelers Capital Trust II (the “Trust”) is being duly executed as of February 27, 2007 and filed on behalf of the Trust by each of the undersigned, as trustees, to amend the Certificate of Trust of the Trust which was filed on November 14, 2001 as amended by the Certificate of Amendment of the Trust which was filed on June 28, 2004 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     Names. The name of the statutory trust and Delaware trustee amended hereby is St. Paul Travelers Capital Trust II and Chase Manhattan Bank USA, National Association.
     Amendments. The Certificate of Trust is hereby amended by changing the name of the Trust to Travelers Capital Trust II and the name of the trustee to The Bank of New York (Delaware).

                              The Certificate of Trust is hereby amended by changing the address of the trustee to 100 White Clay Center, Route 273, P.O. Box 6995, Newark, DE 19711.

     Effective Date. This Amendment shall be effective upon filing.

     IN WITNESS WHEREOF, each of the undersigned, as trustees of the Trust, have executed this Amendment in accordance with Section 3811(a)(2) of the Act.

THE BANK OF NEW YORK (DELAWARE),
as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

By:	/s/ Bruce A. Backberg
Name: Bruce A. Backberg, as
Administrative Trustee